UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CINTAS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6800 Cintas Boulevard
Cincinnati, Ohio 45262
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Dear Shareholder:
We invite you to attend our Annual Meeting of Shareholders on October 22, 2013, at 10:00 a.m. Eastern Daylight Time at Cintas' Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.
This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and gives personal information about our director nominees.
Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 26, 2013. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.
Upon arrival at the Annual Meeting, shareholders may be asked for a form of personal identification and proof of stock ownership. This can be in the form of a brokerage statement or proxy card. Based on this proof of ownership and the reservation system noted above, an admission ticket will be given to the shareholder at the Annual meeting. No cameras, recording equipment, electronic devices, cellular telephones, large bags, briefcases or packages will be permitted in the Annual meeting.
We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of the proxy statement, the accompanying proxy card and our 2013 Annual Report on Form 10-K. The Notice contains instructions on how to access and review those documents over the Internet and vote online, as well as how shareholders can elect to receive paper copies of the proxy statement, proxy card and 2013 Annual Report free of charge. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.
Sincerely,
Robert J. Kohlhepp
Chairman of the Board
September 9, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	10:00 a.m., Eastern Daylight Time
Date:	October 22, 2013
Place:	Cintas Corporate Headquarters 6800 Cintas Boulevard Mason, Ohio 45040
Purpose:
1.	To elect as directors the nine nominees named in the attached proxy materials;
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To approve the term extension and the material terms for performance-based awards under the Cintas Corporation 2005 Equity Compensation Plan;
4.	To approve the Cintas Corporation Management Incentive Plan;
5.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014; and
6.	To conduct other business if properly raised.

Only shareholders of record on August 26, 2013, are entitled to notice of and to vote at, or attend, the meeting or any adjournment thereof. The approximate mailing date of the Notice of Internet Availability of Proxy Materials is September 9, 2013.
The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.
Thomas E. Frooman
Vice President and Secretary – General Counsel
September 9, 2013

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting To Be Held on October 22, 2013

The Notice, 2013 Proxy Statement, 2013 Annual Report and
Form of Proxy are available at http://www.cintas.com

TABLE OF CONTENTS	Page

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3
CORPORATE GOVERNANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
AUDIT COMMITTEE REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
COMPENSATION COMMITTEE REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	12
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	13
PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	34
SECURITY OWNERSHIP OF DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . . . . . . . . . . .	36
RELATED PERSON TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	37
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	38
APPROVAL OF THE TERM EXTENSION AND THE MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS UNDER THE CINTAS CORPORATION 2005 EQUITY COMPENSATION PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	38
APPROVAL OF THE CINTAS CORPORATION MANAGEMENT INCENTIVE PLAN . . . . . .	45
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	48
QUESTIONS? . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	49
Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission ("SEC"), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and click on the "Financial Reports" tab at the right under the "Company and Careers – Investors" page. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2013, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

Cintas Corporation
6800 Cintas Boulevard
Cincinnati, Ohio 45262

PROXY
STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 22, 2013
General Information
This proxy statement and accompanying proxy, mailed or provided online, is furnished in connection with the solicitation by the Board of Directors (the "Board") of Cintas Corporation, a Washington corporation ("we" or "Cintas" or "the Company"), of proxies to be used at the annual meeting of shareholders of Cintas to be held on October 22, 2013, which we refer to as the Annual Meeting, and at any adjournment or postponement thereof. Cintas will bear the costs of this solicitation. The Notice Regarding the Availability of Proxy Materials (the "Notice") and, for those shareholders who requested paper copies, this proxy statement and accompanying proxy, were first mailed to our shareholders on or about September 9, 2013.
Who may vote
Shareholders of Cintas, recorded in our stock register on August 26, 2013, may vote at the meeting. As of that date, Cintas had 122,675,741 shares of common stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the Annual Meeting.
How to vote
You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the meeting.
How proxies work
Cintas' Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.
All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the resolution approving the compensation of our named executive officers, "FOR" the resolution approving the term extension and the material terms for performance-based awards under the Cintas Corporation 2005 Equity Compensation Plan, "FOR" the resolution approving the Cintas Corporation Management Incentive Plan and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.
If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by voting in person at the meeting or by notifying Cintas' Secretary in writing at the address under "Questions?" on page 50.
Quorum
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.
Votes needed
The nine nominees receiving the most votes will be elected as members of the Board subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 3. Approval of Proposals 2, 3, 4 and 5 requires the affirmative vote of the majority of the votes cast on each proposal. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.
Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. A bank or broker does not have discretion to cast votes with respect to Proposal 1, 2, 3 or 4 unless it has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes with respect to these Proposals are counted. Abstentions and broker nonvotes will have no effect on Proposals 1, 2, 3, 4 and 5.
Attending in person
Only shareholders, their proxy holders and Cintas' guests, each of which must be properly registered as described in the Notice, may attend the meeting.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
The Nominating and Corporate Governance Committee of the Board has nominated for election the following individuals, namely: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Richard T. Farmer, Scott D. Farmer, James J. Johnson, Robert J. Kohlhepp, Joseph Scaminace and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees if no direction is given. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting, with each director to serve until such director's successor is elected and qualified or until such director's earlier resignation or removal. In voting to elect directors, shareholders are not entitled to cumulate their votes.
In accordance with NASDAQ Stock Market, LLC ("NASDAQ") rules, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934. Cintas' director independence standards, incorporated in the Corporate Governance Guidelines, are available on our website at www.cintas.com, under Company and Careers – Investors – Corporate Governance. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, James J. Johnson, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.
An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the votes cast with respect to such nominee must promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90-day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.
If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.
_____________________________________________________________________________________________

The Board recommends you vote FOR each of the following nominees:
Gerald S. Adolph(1)(2) 59
Gerald S. Adolph was elected a Director of Cintas in 2006. He is the Chairman of the Compensation Committee. Mr. Adolph has been a Senior Vice President with Booz & Company, (formerly Booz Allen Hamilton) a consulting firm, since 1981. Mr. Adolph has held numerous leadership positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He also served on the Booz Allen Hamilton board of directors from 1981 to 1997. The Board believes that Mr. Adolph's consulting experience, giving him insight into various corporate governance and business management issues, as well as his status as an independent director, make his service on the Board integral to Cintas.

John F. Barrett(2)(4) 64
John F. Barrett was elected a Director of Cintas in 2012. Mr. Barrett has been the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, a Cincinnati-based diversified family of financial services companies, since 2002. Mr. Barrett is also a Director of Convergys Corporation. He served as a director of The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank from 1988 to 2009, and The Andersons, Inc. from 1992 to 2008. The Board believes that Mr. Barrett's principal executive officer experience and service as a director of other publicly-traded companies, which have provided him with a deep understanding of business matters, his broad financial acumen and his status as an independent director, makes his service on the Board valuable to Cintas.

Melanie W. Barstad(1)(2) 60
Melanie W. Barstad was elected a Director of Cintas in 2011. Ms. Barstad was with the Johnson & Johnson Family of Companies, a diversified global provider of consumer products, prescription medicines and medical devices, for 23 years, retiring in 2009 as President of Women's Health in the Medical Device and Diagnostics Division. She served as a management board member on numerous Johnson & Johnson operating company boards including Johnson & Johnson Health Care Systems, Ethicon Endo Surgery and Johnson & Johnson Medical from 1997 to 2009. Ms. Barstad also served as co-chair of the Johnson & Johnson Women's Leadership Initiative. The Board believes that Ms. Barstad's experience running complex, enterprise-wide global businesses as a line executive and as a management board member and her status as an independent director makes her service on the Board valuable to Cintas.

Richard T. Farmer 78
Richard T. Farmer is the founder of Cintas and has served as Chairman Emeritus of the Board since 2009. He served as Chairman of the Board of Cintas and its predecessor companies from 1968 to 2009. Prior to the founding of Cintas, Mr. Farmer worked with his family owned company, which Cintas acquired in the early 1970s. Prior to August 1, 1995, Mr. Farmer also served as Cintas' Chief Executive Officer. The Board believes that Mr. Farmer, as the founder of Cintas, possesses unparalleled experience in, and insight into, all aspects of Cintas' business, which he is able to contribute to the Board through his position as Chairman Emeritus of the Board.

Scott D. Farmer(3) 54
Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board. He was elected Chief Executive Officer in July 2003. The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, renders his service on the Board extremely beneficial to Cintas.

James J. Johnson(2)(4) 66
James J. Johnson was elected a Director of Cintas in 2009. Mr. Johnson was with the Procter & Gamble Company, a manufacturer and marketer of consumer products, for 35 years, retiring in June 2008 as Chief Legal Officer. The Board believes that Mr. Johnson's experience with the myriad of legal issues surrounding a publicly-traded company and his status as an independent director renders his service on the Board invaluable to Cintas.

Robert J. Kohlhepp(3) 69
Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance, Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board. He was elected Chairman of the Board in 2009. He is also a Director of Parker Hannifin Corporation. He served as a director of Eagle Hospitality Properties Trust, Inc. from 2004 until 2008. The Board believes that Mr. Kohlhepp's long-time service to Cintas, much of which has been in an executive capacity, has given him significant experience with capital management and allocation and public company financial statement preparation, uniquely qualifying him to serve as the Chairman of the Board.

Joseph Scaminace(1)(2)(3) 60
Joseph Scaminace was elected a Director of Cintas in 2010. He is designated as Lead Director of the Cintas Board of Directors and is Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Scaminace has been Chairman, President and CEO of OM Group, Inc. ("OMG"), a diversified industrial growth company, since 2005. Prior to joining OMG, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company, a paint and coatings company, where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a Director of Parker Hannifin Corporation. The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.

Ronald W. Tysoe(2)(4) 60
Ronald W. Tysoe was elected a Director of Cintas in 2008. He is the Chairman of the Audit Committee. Mr. Tysoe served as Senior Advisor of Perella Weinberg Partners LP, a financial services firm, from October 2006 until his retirement in September 2007. He served as Vice Chairman of Federated Department Stores, Inc. (now known as Macy's Inc.), a clothing and home furnishings company, from April 1990 to October 2006. Mr. Tysoe is also a Director of Canadian Imperial Bank of Commerce, Scripps Networks Interactive, Inc., Taubman Centers, Inc. and J. C. Penney Company, Inc. He served as a director of Macy's Inc. from 1988 until 2005, Ohio Casualty Corporation from 2006 until 2007, NRDC Acquisition Corp. (now known as Retail Opportunity Investments Corp.) from 2007 until 2009, and Pzena Investment Management Inc. from 2008 until 2013. The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

Richard T. Farmer is the father of Scott D. Farmer.

(1)	Member of the Compensation Committee of the Board.

(2)	Member of the Nominating and Corporate Governance Committee of the Board.

(3)	Member of the Executive Committee of the Board.

(4)	Member of the Audit Committee of the Board.

CORPORATE GOVERNANCE
Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 ("SOX").
Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.
During fiscal 2013, the Board met on four occasions. In addition, the independent directors met in executive session on four occasions during fiscal 2013 without the presence of management directors. The Lead Director presided over each session.
Cintas expects all directors to attend all Board and shareholder meetings. All directors attended the 2012 Annual Meeting of Shareholders. Each of Cintas' directors attended all meetings of the Board and committees of which they were a member during fiscal 2013.
Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary. Interested persons may communicate directly and confidentially with our non-management directors by writing to Thomas E. Frooman, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to Cintas' business or communications that relate to improper or irrelevant topics. In addition, please note that the Secretary will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
The Board has adopted the Cintas Code of Conduct and Business Ethics applicable to officers, directors and employees. A copy of the Cintas Code of Conduct and Business Ethics is available on our website, www.cintas.com, under Company and Careers – Investors – Corporate Governance. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Code of Conduct and Business Ethics.
The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.
The Executive Committee is composed of Joseph Scaminace (Chairman), Scott D. Farmer and Robert J. Kohlhepp. It acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2013, but took several actions in writing.
Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of nonemployee directors, each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Board Leadership Structure
The Board is responsible for evaluating and determining Cintas' leadership structure. Currently, two separate individuals serve in the capacities of Chairman and Chief Executive Officer ("CEO"). Mr. Robert J. Kohlhepp was elected our Chairman of the Board in 2009 and Mr. Scott D. Farmer has been our CEO since 2003. Mr. Kohlhepp has been employed by Cintas since 1967, serving in various executive capacities including Vice President – Finance, Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board. As Chairman, Mr. Kohlhepp is responsible for presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Cintas' management regarding Cintas' business and operations. As CEO, Mr. S.D. Farmer is responsible for the general management, oversight, supervision and control of the business and affairs of Cintas, and ensuring that all actions and resolutions of the Board are carried into effect. With their many years of experience with Cintas, Cintas believes that Mr. Kohlhepp and Mr. S.D. Farmer are uniquely qualified to be Cintas' Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for Cintas.
In electing the Chairman and appointing the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.
The Board considers it to be useful and appropriate to designate a nonemployee director to serve in a lead capacity to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated Joseph Scaminace as the Lead Director.
The Board's Role in Risk Oversight
The entire Board, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management ("ERM") process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.
Our senior leadership is responsible for identifying, assessing and managing the company's exposure to risk, and we have established a risk committee which is responsible for overseeing and monitoring our risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the CEO and has broad-based functional representation including senior management from Cintas' corporate audit, legal, operations, security and finance areas. The CEO is the only member of the Board on the risk committee.
The risk committee meets quarterly. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized.
One risk committee meeting annually focuses on ERM and is attended by the Chairman of the Board. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management, the CEO and the Chairman. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time. A copy of the Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com, under Company and Careers – Investors – Corporate Governance.
Committee members: Joseph Scaminace (Chairman), Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, James J. Johnson and Ronald W. Tysoe.
Meetings last year: Two
Audit Committee
The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is available on our website, www.cintas.com, under Company and Careers – Investors – Corporate Governance. Ronald W. Tysoe has been designated as an Audit Committee financial expert by the Board and the Board has determined that Mr. Tysoe satisfies the expertise and audit committee independence standards required by NASDAQ and the SEC.
The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting, auditing or financial matters.
The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.
Committee members: Ronald W. Tysoe (Chairman), John F. Barrett and James J. Johnson.
Meetings last year: Ten (seven of which were telephonic meetings.)

AUDIT COMMITTEE REPORT
The Audit Committee oversees Cintas' financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' Director of Internal Audit. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

(a)
reviewed and discussed Cintas' audited financial statements for fiscal 2013 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

(b)	reviewed the quarterly earnings releases and reports on Form 10-K and Form 10-Q prior to release;

(c)
reviewed management's representations that the interim and audited financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

(d)
reviewed and discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and SEC rules, including matters related to the conduct of the audit of Cintas' financial statements;

(e)
discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence;

(f)
based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2013, for filing with the SEC;

(g)
reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2013, and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;

(h)
consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

(i)
reviewed and monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; and

(j)
examined the Audit Committee Charter to determine compliance by Cintas and the Audit Committee with its provisions and to determine whether any revisions to the Charter were advisable. An updated Cintas Audit Committee Charter was approved at the July 29, 2013 Audit Committee Meeting.  The Charter was reorganized so as to group related items in a more orderly fashion.  There were no substantive changes to the content of the Audit Committee Charter.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Ronald W. Tysoe (Chairman), John F. Barrett and James J. Johnson
The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2013 financial statements.
Fees billed for services in fiscal 2013 and fiscal 2012 are as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$839,500	$799,500
Audit Related Fees(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 63,850	$152,575
Tax Fees(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$372,203	$374,696
___________

(1)	Audit related fees include review of SEC registration statements, benefit plan audits, debt offerings and consultation on accounting standards or transactions.

(2)	Tax fees consist of assistance with international tax compliance and review of U.S. tax returns.
All of the fees above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Compensation Committee
The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.cintas.com, under Company and Careers – Investors – Corporate Governance. In discharging the responsibilities of the Board relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers, (ii) to oversee the compensation policies and programs of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards and amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan and (iii) to oversee management succession planning. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2013, the Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace. During the fiscal year ended May 31, 2013, Cintas engaged outside compensation consultants to assist with executive compensation performance metrics. This information was presented to the Compensation Committee for their review. The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to the work of Towers Watson, its compensation consultants. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by these compensation consultants.  The Committee has also assessed the independence of its compensation consultants as required under NASDAQ rules.
Cintas' executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. Cintas, with the Compensation Committee's oversight, uses short and long-term incentive and equity compensation plans to ensure company objectives are achieved.
The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled "Executive Compensation".
Committee members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace.
Meetings last year: Four
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee, listed above, has ever been an officer or employee of Cintas, nor have they been an executive officer of another entity at which one of our executive officers serves on the Board. No executive officer of Cintas serves as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2013.
Committee Members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Fiscal 2013 Summary Compensation Table of this proxy statement (collectively, the named executive officers). It also discusses the principles underlying our policies and decisions.
Overview of Compensation Program
The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Committee to review and approve or, as the case may be, recommend to the Board for approval, changes to Cintas' compensation policies and benefit plans, to administer Cintas' stock plans including recommending and approving stock-based awards to executive officers, and to otherwise ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.
The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to salaried employees in general is handled by Cintas' human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Committee.
Compensation Philosophy and Objectives
The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.
Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and individual achievement. The Executive Incentive Plan for fiscal 2013 applies to all of our executive officers. The incentive compensation arrangement for our CEO, Mr. Scott D. Farmer, was based on Cintas' earnings per share ("EPS"), growth in sales and other performance goals selected by the Committee. The incentive compensation arrangement for our President and Chief Operating Officer, Mr. J. Phillip Holloman, was based on Cintas' EPS, growth in sales for operations within his responsibility, growth in net income for operations within his responsibility and the accomplishment of certain individual goals. The incentive compensation arrangements for our Senior Vice President and Chief Financial Officer, William C. Gale, our Vice President and Secretary – General Counsel, Mr. Thomas E. Frooman and our Vice President and Treasurer, Mr. J. Michael Hansen were based on Cintas' EPS and achievement of certain individual goals.
Compensation Decision-Making Process
The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Committee reviews a market analysis of executive compensation plans. The analysis looks at published general industry survey data by revenue size and proxy peer group data. The Committee benchmarks base salary, annual cash incentives, long-term compensation and other compensation. Our analysis shows that our named executive officers' target compensation is competitive with the total compensation of respective named executive officers in our market analysis.
Based on the market analysis and individual performance, the Chairman of the Board makes a recommendation to the Committee on the CEO's base salary and annual cash incentive target for the upcoming fiscal year. The CEO makes a recommendation to the Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for other executive officers.
In October 2012, and at various meetings held during the remainder of fiscal 2013, the Board reviewed the results of our 2012 "say-on-pay" vote, where we received over 92% approval of our named executive officers' compensation. Based on the results of the 2011 "say-on-frequency" vote, the Board determined that we will conduct say-on-pay votes on an annual basis until the next say-on-frequency vote is held. In addition, after taking into consideration the strong support for our executive compensation program reflected in the 2012 say-on-pay results, the Compensation Committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it used for fiscal 2012 when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. The Committee believes the voting results demonstrate significant support for our named executive officer pay program and did not make any changes to the fiscal 2013 program in response to the 2012 say-on-pay results. The Compensation Committee has, however, continued to monitor the voting policies of our institutional shareholders and their advisors since last year as well as review the overall program to ensure it achieves the designed goal as set forth in "Compensation Philosophy and Objectives" and will continue to take those voting policies and the effectiveness of the program into account when considering changes to our executive compensation program.

Key Elements of Compensation
The table below summarizes the key fiscal 2013 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual operating goals
Long-Term Equity Incentives	Non-qualified stock options and restricted stock	Encourages named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders
Health, Retirement and Other Benefits
Eligibility to participate in benefit plans generally available to our employee-partners, including Partners' Plan contributions, health, life insurance and disability plans, deferred compensation plan, and certain perquisites
Benefit plans are part of a broad-based employee benefits program. The deferred compensation plan and perquisites provide competitive benefits to our named executive officers
We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, approximately 50% of a named executive officer's total compensation is based on Cintas' results and the attainment of individual goals. As a result, Cintas' performance has a significant effect on the amount of compensation realized by the executive officers.
Each of these elements of pay is described and analyzed in more detail below.
Base Salaries
The Compensation Committee annually reviews the base salaries of our executive officers. The Committee also reviews an executive officer's base salary whenever there is a change in that executive officer's job responsibilities.
The factors that influence base salary decisions are level and scope of responsibility, salary offered by comparably sized companies, overall performance of the individual and overall performance of Cintas.

The following are the fiscal 2013 base salaries that were approved by the Committee for our named executive officers:

Officer	Fiscal 2013 Base Salary	% Increase Over the Prior Year
Scott D. Farmer	$792,227	3.0%
William C. Gale	$482,986	3.0%
Thomas E. Frooman	$445,287	3.0%
J. Michael Hansen	$280,078	3.0%
J. Phillip Holloman	$590,000	4.9%
Annual Cash Incentives
The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive for executive officers to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Committee establishes an annual cash incentive target for each named executive officer based on certain financial and non-financial goals.
The performance components and targets were derived from the operating plans for Cintas for fiscal 2013 and represent goals for that year that the Committee believed would be challenging for Cintas, yet achievable if senior and operating management met or surpassed their business unit goals and objectives.
The Committee anticipates that similar performance components and targets will be utilized in fiscal 2014 because these objectives are important and Cintas continues to make progress on these objectives. However, the Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the named executive officers' compensation.
For fiscal 2013, the Committee approved a total compensation plan for Mr. S. D. Farmer. The aggregate amount of Mr. S. D. Farmer's annual cash incentive for fiscal 2013 is comprised of the financial objectives of fiscal 2013 Cintas EPS, fiscal 2013 sales growth and certain non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2013. The EPS goals for all participants were identical. The percentage of the target annual cash incentive related to the fiscal 2013 Cintas EPS, the growth of fiscal 2013 sales and the non-financial goals relating to safety, employee diversity and international results, were 37.5%, 37.5% and 25%, respectively. The Executive Incentive Plan provided that if Cintas met the targeted EPS, sales growth and the other non-financial goals, Mr. S. D. Farmer would receive a target annual cash incentive of $509,402. Based upon the overall achievement of these objectives, Mr. S. D. Farmer could earn 0% up to a maximum of 200% of the target annual cash incentive.
Under the Executive Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.
The annual cash incentive payout percentage multiplier for each component of Mr. S. D. Farmer's target annual cash incentive is provided in the following tables (for each named executive officer, annual cash incentive payouts are interpolated on a straight-line basis for achievement between the levels of achievement established for the financial components of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$2.38	0%
Threshold	$2.38	25%
Target	$2.56	100%
Maximum	$2.81	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Fiscal 2012)	Annual Cash Incentive Payout
Below Threshold	<4.70%	0%
Threshold	4.70%	25%
Target	6.20%	100%
Maximum	9.20%	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%
The Grants of Plan-Based Awards for Fiscal 2013 table outlines estimated possible payouts under this non-equity incentive plan award. Based on Cintas' EPS and sales growth for fiscal 2013, Mr. S. D. Farmer received an annual cash incentive award of $250,721. Fiscal 2013 EPS was $2.52 per diluted share and fiscal 2013 sales growth was 5.2%. Mr. S. D. Farmer received $95,513 based on the performance of the non-financial goals outlined above. His individual performance level was between "Meets Most Goals" and "Meets Goals". Mr. S. D. Farmer's total fiscal 2013 annual cash incentive award was $346,234.
For fiscal 2013, the Committee approved a total compensation plan for Mr. Holloman. The aggregate amount of Mr. Holloman's annual cash incentive for fiscal 2013 is comprised of the financial objectives of fiscal 2013 Cintas EPS, fiscal 2013 sales growth for operations within his responsibility, fiscal 2013 income growth for the operations within his responsibility and the accomplishment of certain non-financial goals. The sales growth and income growth goals were established with reference to the operating plans for operations within Mr. Holloman's responsibility for fiscal 2013. The percentage of the target annual cash incentive related to fiscal 2013 Cintas EPS, the growth of fiscal 2013 sales for operations within his responsibility, the growth of fiscal 2013 income for operations within Mr. Holloman's responsibility and the non-financial goals relating to capital expenditures, safety, improved customer retention and employee diversity are 30%, 30%, 15% and 25%, respectively. The Executive Incentive Plan provided that if Cintas met the targeted EPS as well as sales growth and income growth for operations within his responsibility and the other non-financial goals, Mr. Holloman would receive a target annual cash incentive of $344,500. Based upon the overall achievement of these objectives, Mr. Holloman could earn 0% up to a maximum of 200% of the target annual cash incentive.

The annual cash incentive payout percentage multiplier for each financial component of Mr. Holloman's target annual cash incentive is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$2.38	0%
Threshold	$2.38	50%
Target	$2.56	100%
Maximum	$2.81	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Fiscal 2012)	Annual Cash Incentive Payout
Below Threshold	<4.70%	0%
Threshold	4.70%	50%
Target	6.20%	100%
Maximum	9.20%	200%

Income Growth Component Level of Achievement	Income Growth Goals	Annual Cash Incentive Payout
Below Threshold	<12.8%	0%
Threshold	12.8%	50%
Target	13.3%	100%
Maximum	14.8%	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%
The Grants of Plan-Based Awards for Fiscal 2013 table outlines estimated possible payouts under this non-equity incentive plan award. Based on Cintas' EPS, sales growth for operations within his responsibility for fiscal 2013 and income growth for operations within his responsibility for fiscal 2013, Mr. Holloman received an annual cash incentive award of $155,242 for these components. Mr. Holloman received $115,315 based on the performance of the non-financial goals outlined above. His individual performance level was between "Meets Goals" and "Exceeds Goals". Mr. Holloman's total fiscal 2013 annual cash incentive award was $270,557.

For fiscal 2013, the Committee approved total compensation plans for Mr. Gale, Mr. Frooman and Mr. Hansen. The aggregate amount of annual cash incentive for fiscal 2013 for Mr. Gale, Mr. Frooman and Mr. Hansen is comprised of the sum of that named executive officer's incentive for the Cintas EPS component and the individual performance component (consisting of a subjective performance evaluation rather than performance against specified individual performance goals). Based upon overall performance, the eligible named executive officers could earn 0% up to a maximum of 200% of the annual cash incentive target.The following table sets forth the annual cash incentive targets and performance criteria that were reviewed and approved by the Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component
William C. Gale	$207,760	50%	50%
Thomas E. Frooman	$210,940	50%	50%
J. Michael Hansen	$ 74,200	50%	50%
The annual cash incentive payout percentage multiplier for each component is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$2.38	0%
Threshold	$2.38	50%
Target	$2.56	100%
Maximum	$2.81	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%
The Grants of Plan-Based Awards for Fiscal 2013 table outlines estimated possible payouts under these non-equity incentive plan awards. As presented to and approved by the Committee, the actual annual cash incentive payments earned for fiscal 2013 as reflected in the Fiscal 2013 Summary Compensation Table are as follows: Mr. Gale earned a fiscal 2013 annual cash incentive award of $224,838. His individual performance level was between "Meets Goals" and "Exceeds Goals" and Cintas' EPS was between "Threshold" and "Target". Mr. Frooman earned a fiscal 2013 annual cash incentive award of $251,956. His individual performance level was "Exceeds Goals" and Cintas' EPS was between "Threshold" and "Target". Mr. Hansen earned a fiscal 2013 annual cash incentive award of $88,628. His individual performance level was "Exceeds Goals" and Cintas' EPS was between "Threshold" and "Target".

Long-Term Equity Incentives
Long-term equity incentive compensation is comprised of non-qualified stock options and restricted stock. With respect to the named executive officers, these awards are made pursuant to the criteria outlined in the Executive Incentive Plan. The purpose of such awards is to incentivize named executive officers to profitably grow Cintas' long-term business objectives and encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.
Under the Executive Incentive Plan, the amount of equity awards eligible for Mr. S. D. Farmer is based on a target level of Cintas' EPS and a target level of Cintas' sales growth, and Mr. Farmer receives 75% of his award value in stock options and 25% of his award value in restricted stock.
Under the Executive Incentive Plan, the amount of equity awards eligible for Mr. Holloman is based on a target level of Cintas' EPS, sales growth for operations within his responsibility and net income growth for operations within his responsibility, and Mr. Holloman receives 100% of his award value in restricted stock because he is over the age of 55.
Under the Executive Incentive Plan, the amount of equity awards eligible for Mr. Gale, Mr. Frooman and Mr. Hansen is based on a target level of Cintas' EPS and individual achievement. Mr. Frooman and Mr. Hansen receive 75% of their award value in stock options and 25% of their award value in restricted stock, while Mr. Gale receives 100% of his award in restricted stock because he is over the age of 55.
The tables below provide more detail with respect to the award percentage multiplier tied to each milestone level of achievement:

EPS Component Level of Achievement	EPS Goals	Equity Award %
Below Threshold	<$2.38	0%
Threshold	$2.38	50%
Target	$2.56	100%
Maximum	$2.81	200%
The sales growth component for Mr. S. D. Farmer is identical to the table shown previously under the Annual Cash Incentives section. Both the sales growth and net income components for Mr. Holloman are identical to the tables shown previously under the Annual Cash Incentives section.
The individual performance components for Mr. Gale, Mr. Frooman and Mr. Hansen were established in light of the operating plans for Cintas for fiscal 2013:

Individual Performance Component Level of Achievement	Equity Award %
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

For fiscal 2013, the Committee determined that equity awards made under the Executive Incentive Plan would be based on an established target for Mr. Gale, Mr. Frooman and Mr. Hansen. The factors that influence the setting of targets are level of responsibility, market compensation analysis and overall performance of the individual. The Committee reviewed and approved the targets at the beginning of the fiscal year, and the award was granted based upon that named executive officer's performance compared to the targets outlined above.
Non-Qualified Stock Options
On July 29, 2013, Mr. S. D. Farmer was awarded 73,422 non-qualified stock options based on Cintas' fiscal 2013 EPS and sales growth. On July 17, 2013, Mr. Frooman and Mr. Hansen were awarded 19,828 and 6,569 non-qualified stock options, respectively, based on Cintas' fiscal 2013 EPS and their individual performance level, as outlined under the Annual Cash Incentives section. In accordance with the 2005 Equity Compensation Plan, stock options are not granted to individuals age 55 or older, but instead, any stock option awards that would have been awarded are awarded as shares of restricted stock. As Mr. Gale and Mr. Holloman are over the age of 55, they did not receive any non-qualified stock options, but received shares of restricted stock instead.
As dictated by the 2005 Equity Compensation Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases. Stock options vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.
Restricted Stock
On July 29, 2013, Mr. S. D. Farmer was awarded 26,830 shares of restricted stock based on Cintas' fiscal 2013 EPS and sales growth. On July 17, 2013, Mr. Holloman was awarded 16,665 shares of restricted stock based on Cintas' fiscal 2013 EPS, fiscal 2013 sales for operations within his responsibility and fiscal 2013 net income for operations with his responsibility and Mr. Gale, Mr. Frooman and Mr. Hansen were awarded 18,041, 6,569 and 2,150 shares of restricted stock, respectively, based on Cintas' fiscal 2013 EPS and their individual performance level, as outlined under the Annual Cash Incentives section.
Restricted stock vests three years from the date of grant.
Health, Retirement and Other Benefits
Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee.
The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2013 table of this proxy statement, and its accompanying narrative and footnotes.
Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation. These benefits and their incremental cost to Cintas are described in the Fiscal 2013 Summary Compensation Table and its footnotes. The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.

Stock Ownership Guidelines
The Compensation Committee believes that Cintas' named executive officers should own particular amounts of shares of stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the named executive officers. Each named executive officer is required to maintain a minimum equity stake in Cintas stock based on his job position. The following table shows the stock ownership requirements for the named executive officers:

Officer	Minimum Ownership Requirement (Multiple of Base Salary)
Chief Executive Officer	6x
Chief Financial Officer	3x
President and Chief Operating Officer	3x
Vice President and Secretary, General Counsel	3x
Vice President and Treasurer	2x
The guidelines are assessed annually and are determined based on the current market practice and utilizing the respective named executive officer's base salary and closing stock price on the last day of the fiscal year. The named executive officers are notified about their ownership requirements annually. With the exception of the CEO, all named executive officers must come into compliance within five years from the effective date of these requirements, which was July 2010. All newly hired or promoted named executive officers will have seven years from the time of hiring or promotion to achieve the minimum ownership requirement.
For purposes of these requirements, stock ownership includes: (i) stock held outright by the named executive officer (or his spouse or dependents); (ii) stock held beneficially through the Cintas Partners' Plan; (iii) stock held in an individual brokerage account; and (iv) stock obtained through stock option exercise. Failure to meet or to show sustained progress toward meeting the ownership requirements may result in a reduction in future annual and/or long-term cash incentive payouts in the form of stock. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.
Change in Control Agreements
Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to certain named executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Compensation Committee believes that this tax deduction is only one of several relevant considerations in setting compensation.  As a result, the Committee may approve compensation that in certain cases is not deductible for federal income tax purposes.

Recovery of Prior Awards
The Committee has adopted a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with financial reporting requirement under the U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former officers who received incentive based compensation (including annual cash incentives, non-qualified stock options or restricted stock) during the three-year period preceding the date on which Cintas is required to prepare an accounting restatement any excess incentive based compensation awarded as a result of the misstatement. This policy applies to incentive based compensation granted after June 1, 2011. This claw-back policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NASDAQ Stock Market as contemplated by Section 10D of the Securities Exchange Act of 1934 and any other applicable law and shall otherwise be interpreted in the best business judgment of the Committee.

FISCAL 2013 SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal 2013, 2012 and 2011. These individuals are collectively referred to as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Scott D. Farmer	2013	792,227	—	1,258,595	690,343	346,234	156,907	3,244,306
Chief Executive Officer	2012	769,153	—	1,842,170	1,293,891	647,571	123,766	4,676,551
and Director	2011	746,750	—	2,344,561	751,957	684,000	83,040	4,610,308
William C. Gale	2013	482,986	—	851,896	—	224,838	57,469	1,617,189
Senior Vice President and	2012	468,918	—	1,125,624	—	353,470	65,328	2,013,340
Chief Financial Officer	2011	455,260	—	705,817	—	294,150	47,216	1,502,443
Thomas E. Frooman	2013	445,287	—	310,188	186,431	251,956	38,807	1,232,669
Vice President and	2012	432,317	—	338,802	256,462	332,659	54,965	1,415,205
Secretary – General Counsel	2011	419,725	—	230,715	159,996	298,125	46,113	1,154,674
J. Michael Hansen	2013	280,078	—	101,523	61,764	88,628	26,877	558,870
Vice President and	2012	271,920	—	119,417	91,509	124,285	32,829	639,960
Treasurer	2011	264,000	—	131,976	105,470	79,500	23,611	604,557
J. Phillip Holloman	2013	590,000	—	786,921	—	270,557	83,460	1,730,938
President and Chief	2012	562,277	—	1,046,202	—	342,073	68,452	2,019,004
Operating Officer	2011	545,900	—	1,864,870	—	357,750	47,875	2,816,395
___________

(1)
No discretionary cash bonuses were paid to any named executive officer during fiscal 2013, 2012 or 2011. A discretionary cash bonus is a cash payment made outside of the Executive Incentive Plan and determined at the discretion of the Compensation Committee.

(2)
The amounts reported for restricted stock and stock options are the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. For more information on the assumptions used, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013. The amounts reported for fiscal 2012 in the "Option Awards" column have been reduced from those reported in last year's proxy statement to reflect corrections to the applicable grant date fair values.

(3)	Reflects the annual cash incentive awards to the named executive officers under the Executive Incentive Plan discussed in further detail beginning on page 17.

(4)
All other compensation for fiscal 2013 includes reimbursements for auto allowances, club dues, executive medical programs and Partners' Plan contributions. It also includes restricted stock dividends in the amounts of $88,902 for Mr. S. D. Farmer, $35,926 for Mr. Gale, $12,493 for Mr. Frooman, $60,719 for Mr. Holloman and $5,131 for Mr. Hansen. All other compensation for fiscal 2013 also includes financial planning fees for Mr. S. D. Farmer and personal use of Cintas' aircraft by Mr. S. D. Farmer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013
The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2013:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(6) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Scott D. Farmer(1)	9/21/2012	0	509,402	1,018,804
	9/21/2012(4)				0	94,400	188,800
	9/21/2012(5)				0	31,500	63,000
	7/29/2013								73,422	46.91	690,343
	7/29/2013							26,830			1,258,595
William C. Gale(2)	7/30/2012	0	207,760	415,520
	7/30/2012(5)				0	16,967	33,934
	7/17/2013							18,041			851,896
Thomas E. Frooman(2)	7/30/2012	0	210,940	421,880
	7/30/2012(4)				0	16,600	33,200
	7/30/2012(5)				0	5,500	11,000
	7/17/2013								19,828	47.22	186,431
	7/17/2013							6,569			310,188
J. Michael Hansen(2)	8/14/2012	0	74,200	148,400
	8/14/2012(4)				0	5,500	11,000
	8/14/2012(5)				0	1,800	3,600
	7/17/2013								6,569	47.22	61,764
	7/17/2013							2,150			101,523
J. Phillip Holloman(3)	9/12/2012	0	344,500	689,000
	9/12/2012(5)				0	26,167	52,334
	7/17/2013							16,665			786,921
___________

(1)
Mr. S. D. Farmer is eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted Cintas EPS and sales growth and other performance goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and Mr. S. D. Farmer achieves his non-financial goals, Mr. S. D. Farmer will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

(2)
Mr. Gale, Mr. Frooman and Mr. Hansen are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted Cintas EPS and individual goals linked to the named executive officer's individual area of responsibility. If Cintas meets the targeted EPS and the named executive officer achieves his individual goals, he will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which EPS and individual goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

(3)
Mr. Holloman is eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted Cintas EPS and sales and net income growth for operations within his responsibility and the accomplishment of certain non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales and net income growth for operations within his responsibility and Mr. Holloman achieves his individual goals, Mr. Holloman will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no incentive will be paid. Restricted stock awards will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

(4)
Stock option portion of the fiscal 2013 Executive Incentive Plan, which will vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.

(5)	Restricted stock portion of the fiscal 2013 Executive Incentive Plan, which will vest three years from the date of grant.

(6)	The exercise price of an option is equal to the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2013:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott D. Farmer	7/26/2004	20,000	5,000	42.06	7/26/2014
	8/01/2005	15,000	10,000	44.43	8/01/2015
	7/24/2006	—	9,000	35.99	7/24/2016
	7/23/2007	—	6,000	38.74	7/23/2017
	7/21/2008	—	3,400	27.88	7/21/2018
	7/27/2009	—	3,350	24.41	7/27/2019
	7/26/2010	—	20,589	26.23	7/26/2020
	7/21/2011	—	94,467	34.18	7/21/2021
	7/23/2012	—	136,093	37.57	7/23/2022
	7/29/2013	—	73,422	46.91	7/29/2023
						165,739	7,567,643
William C. Gale	7/26/2004	12,000	3,000	42.06	7/26/2014
	8/01/2005	7,500	—	44.43	8/01/2015
	7/17/2006	7,500	—	36.08	7/17/2016
						74,175	3,386,831
Thomas E. Frooman	7/26/2004	12,000	3,000	42.06	7/26/2014
	8/01/2005	4,500	3,000	44.43	8/01/2015
	7/17/2006	3,000	4,500	36.08	7/17/2016
	7/03/2007	1,315	5,260	39.84	7/03/2017
	7/17/2008	5,280	2,720	27.30	7/17/2018
	7/17/2009	1,864	3,786	22.61	7/17/2019
	7/22/2010	—	11,500	25.88	7/22/2020
	7/21/2011	—	20,100	34.18	7/21/2021
	7/18/2012	—	26,975	37.91	7/18/2022
	7/17/2013	—	19,828	47.22	7/17/2023
						26,089	1,191,224
J. Michael Hansen	5/28/2004	1,000	—	45.33	5/28/2014
	7/26/2004	4,000	1,000	42.06	7/26/2014
	8/01/2005	300	200	44.43	8/01/2015
	7/17/2006	616	924	36.08	7/17/2016
	7/03/2007	308	1,232	39.84	7/03/2017
	7/17/2008	1,597	823	27.30	7/17/2018
	7/17/2009	508	1,032	22.61	7/17/2019
	7/22/2010	—	2,669	25.88	7/22/2020
	7/30/2010	—	5,000	26.46	7/30/2020
	7/21/2011	—	8,250	34.18	7/21/2021
	7/18/2012	—	9,625	37.91	7/18/2022
	7/17/2013	—	6,569	47.22	7/17/2023
						10,167	464,225
J. Phillip Holloman	7/29/2003	1,000	—	39.29	7/29/2013
	7/26/2004	6,000	1,500	42.06	7/26/2014
	8/01/2005	9,000	6,000	44.43	8/01/2015
	7/17/2006	2,826	2,824	36.08	7/17/2016
	7/03/2007	1,875	5,625	39.84	7/03/2017
	1/31/2008	5,000	20,000	32.82	1/31/2018
	7/17/2008	5,280	2,720	27.30	7/17/2018
	7/17/2009	990	2,010	22.61	7/17/2019
	7/22/2010	—	13,726	25.88	7/22/2020
						111,539	5,092,871

________

(1)
Stock options granted after June 1, 2008, have a 10-year term and vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Stock options granted prior to June 1, 2008, have a 10-year term and vest at a rate of 20% per year, beginning on the fifth anniversary of the date of grant with the following exceptions:

Age 51 at fiscal year-end – 25% per year vesting, beginning fifth anniversary of grant
Age 52 at fiscal year-end – 33% per year vesting, beginning fifth anniversary of grant
Age 53 at fiscal year-end – 50% per year vesting, beginning fifth anniversary of grant
Age 54 at fiscal year-end – 100% per year vesting, beginning fifth anniversary of grant
Age 55 or older at fiscal year-end – stock options are never granted. Those amounts are converted to restricted stock awards.

(2)
Restricted stock awards generally vest three years from the date of grant. The following table indicates the dates when the shares of restricted stock held by each named executive officer vest and are no longer subject to forfeiture:

Vesting Date	Scott D. Farmer	William C. Gale	Thomas E. Frooman	J. Michael Hansen	J. Phillip Holloman
7/22/2013	—	5,792	3,833	667	4,575
7/26/2013	54,280	—	—	—	35,000
7/30/2013	—	—	—	1,500	—
7/21/2014	35,596	20,650	6,750	2,700	27,702
7/18/2015	—	29,692	8,937	3,150	27,597
7/23/2015	49,033	—	—	—	—
7/17/2016	—	18,041	6,569	2,150	16,665
7/29/2016	26,830	—	—	—	—

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in fiscal 2013 and the value of any restricted stock awards that vested in fiscal 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Scott D. Farmer	65,750	164,125	5,323	209,141
William C. Gale	7,500	57,675	3,784	143,792
Thomas E. Frooman	20,000	155,400	28,801	1,085,292
J. Michael Hansen	3,000	18,870	9,382	353,833
J. Phillip Holloman	7,500	62,775	1,000	38,000
___________

(1)	Calculated by multiplying the difference between the closing price of Cintas common stock on the date of the exercise and the exercise price times the number of shares.

(2)	Calculated by multiplying the closing price on the date of vesting times the number of shares.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013
Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employees of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.
Our named executive officers may elect to defer up to 75% of their base salary and up to 90% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer's account under the Deferred Compensation Plan and are fully vested.
Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to meeting the definition of retirement; should they meet the definition of retirement, the balance will be distributed as elected. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code.
While deferred, amounts are credited with "earnings" as they were invested as the named executive officers chose in one or more investment options available under the Deferred Compensation Plan. The named executive officers' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.
The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2013 and the aggregate balance of the accounts as of May 31, 2013:

Name	Executive Contributions in Fiscal 2013(1) ($)	Aggregate Earnings in Fiscal 2013(2) ($)	Aggregate Balance at May 31, 2013(3) ($)
Scott D. Farmer	84,371	108,004	876,194
William C. Gale	—	—	—
Thomas E. Frooman	78,805	39,824	209,867
J. Michael Hansen	45,041	46,557	253,193
J. Phillip Holloman	51,746	95,008	412,547
___________

(1)
Executive contributions are included in the named executive officer's salary and/or non-equity incentive plan compensation, as applicable and as presented in the Fiscal 2013 Summary Compensation Table.

(2)
Reflects the amount of gains during fiscal 2013 based on the performance of the investment options chosen by the named executive officer. None of these amounts are included in the Fiscal 2013 Summary Compensation Table.

(3)
Includes amounts previously reported in Summary Compensation Tables for prior years as follows: $671,267 for Mr. S. D. Farmer, $168,442 for Mr. Frooman, $58,202 for Mr. Hansen and $251,821 for Mr. Holloman.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL
Payments Made Upon Termination
Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•
the right to exercise within 60 days of termination all vested stock options granted under Cintas' equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2013 Year-End table;

•	amounts contributed, earned and vested under the Cintas Partners' Plan; and

•	amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2013 table.
In addition, if Cintas elects to terminate an executive officer, he will receive four weeks' written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no policy regarding severance payments.
Payments Made Upon Retirement
If an executive officer retires as defined in the plans, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	outstanding equity awards granted at least six months prior to retirement will continue to vest in accordance with the 2005 Equity Compensation Plan;

•	amounts contributed, earned and vested under the Cintas Partners' Plan; and

•	amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2013 table.
Cintas has no policy regarding retirement arrangements.
Payments Made Upon Death or Disability
In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above for the Cintas Partners' Plan and Deferred Compensation Plan, the named executive officer will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. Outstanding equity awards will immediately vest in accordance with the 2005 Equity Compensation Plan. These payments are generally available to all employees.
Payments Made Upon a Change of Control
Cintas has no policy regarding payments made upon a change of control.

NONEMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2013
For fiscal 2013, Directors who are not employees of Cintas received a $46,000 cash annual retainer, payable quarterly, plus an additional $3,150 for each meeting attended. Directors received $1,575 for each telephonic meeting attended. Committee members also received $1,400 for each Committee meeting attended and $700 for each telephonic Committee meeting attended. Committee Chairmen (other than the Audit Committee Chairman) received an additional fee of $6,500. The Audit Committee Chairman received an additional fee of $9,000. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or Committee meetings. Directors who are employees of Cintas are not separately compensated for serving as Directors.
For fiscal 2013, Directors also received upon annual election or appointment to the Board restricted stock valued at approximately $41,000 based on the closing market price of Cintas stock on the date preceding the grant and options to purchase Cintas stock valued at approximately $41,000 based on the fair value of these options estimated at the date preceding the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for Directors appointed to the Board in the middle of the year. Each nonemployee Director was therefore granted 976 shares of restricted stock and an option to purchase 3,923 shares of Cintas stock at an exercise price equal to the closing market price on the date of grant of October 16, 2012. The restricted stock awards vest 100% after three years from the date of grant. The stock options vest 25% per year, beginning on the first anniversary of the grant.
Nonemployee directors may choose to defer all or part of these fees into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year U.S. treasury bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or in 12 to 120 monthly installments beginning in the month selected by the Director, but in no case later than the first month after the Director leaves the Board.
The following table details fiscal 2013 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
Gerald S. Adolph	72,465	41,158	40,615	154,238
John F. Barrett	69,595	41,158	40,615	151,368
Melanie W. Barstad	66,215	41,158	40,615	147,988
James J. Johnson	69,595	41,158	40,615	151,368
Joseph Scaminace	69,465	41,158	40,615	151,238
Ronald W. Tysoe	78,545	41,158	40,615	160,318
___________

(1)
Represents the amount of cash compensation earned in fiscal 2013 for Board and Committee service. A director may choose to have all or part of his or her compensation deferred in the form of Cintas stock or one-year U.S. treasury bills plus 100 basis points. The Directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2013. Mr. Adolph, Mr. Barrett, Mr. Johnson, and Mr. Tysoe chose to receive all or a portion of their fees in Cintas stock as described above. Mr. Adolph received 1,816 shares, Mr. Barrett received 1,734 shares, Mr. Johnson received 887 shares and Mr. Tysoe received 1,051 shares.

(2)
The amounts reported for restricted stock and stock options is the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. For more information on the assumptions used, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

Outstanding restricted stock awards and option awards for each director at May 31, 2013 are as follows:

Name	Restricted Stock Outstanding (#)	Options Outstanding (#)
Gerald S. Adolph	3,861	25,219
John F. Barrett	2,166	7,255
Melanie W. Barstad	2,397	7,866
James J. Johnson	3,861	18,543
Joseph Scaminace	3,861	14,121
Ronald W. Tysoe	3,861	22,219

PRINCIPAL SHAREHOLDERS
The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 26, 2013:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer(1)	18,960,344(6)	15.5%
First Eagle Investment Management, LLC(2)	17,094,764(7)	13.9%
Fiduciary Management, Inc.(3)	10,392,278(8)	8.5%
Vanguard Group, Inc.(4)	8,389,906(9)	6.8%
State Street Corp(5)	7,024,717(10)	5.7%
___________

(1)	The mailing address of Scott D. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

(2)	The mailing address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, New York 10105.

(3)	The mailing address of Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(4)	The mailing address of Vanguard Group, Inc. is P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600.

(5)	The mailing address of State Street Corp is One Lincoln Street, Boston, Massachusetts, 02111.

(6)
As reported on Schedule 13D/A filed on August 2, 2013 and Form 4 filed on August 2, 2013, Mr. S. D. Farmer has sole voting and dispositive power over 18,960,344 shares of Cintas common stock. This amount includes (a) 699,967 shares of Cintas common stock held directly by Mr. S. D. Farmer and his spouse, of which 73,333 shares are pledged as security, (b) 12,286,387 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through Summer Hill Partners, LLLP, and 5,100,000 shares held by Summer Hill Partners II, LLC, (c) 723,669 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through trusts for the benefit of Mr. S. D. Farmer and members of his immediate family over which Mr. S. D. Farmer serves as trustee, (d) 83,880 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through a limited partnership, (e) 4,038 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through his spouse and (f) 1,054 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through an ESOP. While Mr. Farmer may be deemed to have or share voting or dispositive power with respect to shares of Cintas common stock owned by Summer Hill Partners, LLLP and Summer Hill Partners II, LLC, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. This amount also includes 61,344 shares issuable upon the exercise of options within 60 days of August 26, 2013, and 5 shares of Cintas common stock recently granted through an ESOP.

(7)
As reported on Schedule 13F-HR filed on August 12, 2013, First Eagle Investment Management, LLC has sole voting power over 16,588,345 shares of Cintas common stock and sole dispositive power over 17,094,764 shares of Cintas common stock.

(8)	As reported on Schedule 13F-HR filed on August 14, 2013, Fiduciary Management, Inc. has sole voting and dispositive power over 10,392,278 shares of Cintas common stock.

(9)
As reported on Schedule 13F-HR filed on August 13, 2013, Vanguard Group, Inc. has sole voting power over 173,965 shares of Cintas common stock and sole dispositive power over 8,215,941 shares of Cintas common stock.

(10)	As reported on Schedule 13F-HR filed on August 8, 2013, State Street Corp has sole voting and dispositive power over 7,024,717 shares of Cintas common stock.

SECURITY OWNERSHIP OF DIRECTOR NOMINEES AND
NAMED EXECUTIVE OFFICERS
The following table shows the amount of Cintas Corporation Common Stock each director and named executive officer named in the Summary Compensation Table owned on August 26, 2013:

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Class

Scott D. Farmer 54	Chief Executive Officer and Director	18,960,344(2)(3)	15.5%
Richard T. Farmer 78	Chairman Emeritus of the Board	5,399,006(4)	4.4%
Robert J. Kohlhepp 69	Chairman of the Board	477,811(5)	*
Gerald S. Adolph 59	Director	23,723	*
John F. Barrett 64	Director	8,249(6)	*
Melanie W. Barstad 60	Director	3,383	*
James J. Johnson 66	Director	14,721	*
Joseph Scaminace 60	Director	9,166	*
Ronald W. Tysoe 60	Director	19,973	*
William C. Gale 61	Senior Vice President and Chief Financial Officer	139,635	*
Thomas E. Frooman 46	Vice President and Secretary – General Counsel	92,022	*
J. Michael Hansen 45	Vice President and Treasurer	32,412	*
J. Phillip Holloman 58	President and Chief Operating Officer	154,551	*
All Directors and Executive Officers as a Group (13 persons)		20,234,996(7)	16.5%
__________
* Less than 1%

(1)
Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. S. D. Farmer – 61,344 shares; Mr. Adolph – 15,223 shares; Mr. Barrett – 833 shares; Ms. Barstad – 986 shares; Mr. Johnson – 8,547 shares; Mr. Scaminace – 4,613; Mr. Tysoe – 12,223 shares; Mr. Gale – 30,000 shares; Mr. Frooman – 43,653 shares; Mr. Hansen – 13,906 shares and Mr. Holloman – 46,997 shares.

(2)	See Principal Shareholders on page 35.

(3)	Includes 5,100,000 shares held indirectly by Mr. S. D. Farmer through Summer Hill Partners II, LLC.

(4)
Includes 297,940 shares owned by a corporation and a limited partnership controlled by Mr. Farmer. Includes 5,100,000 shares over which Messrs. S. D. Farmer and R. T. Farmer may be deemed to have shared investment power. Such shares are held directly by Summer Hill Partners II, LLC, of which Mr. S. D. Farmer is the sole managing member and the limited liability interests of Summer Hill Partners II, LLC are held in a trust for the benefit of Mr. R. T. Farmer and his spouse.

(5)	Includes 80,000 shares held in trust for members of Mr. Kohlhepp's family.

(6)	Includes 4,950 shares held by a family trust.

(7)	Includes options for 238,325 shares, which are exercisable within 60 days.
The following is a description of our non-director named executive officers:
William C. Gale joined Cintas in April 1995 as Vice President – Finance and Chief Financial Officer. He was appointed Senior Vice President in July 2003. He is responsible for finance, accounting and administration.
Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel.
J. Michael Hansen joined Cintas in 1995. He has held various positions within Cintas, including General Manager of the Cincinnati Fire location and Corporate Controller. He was appointed Vice President and Treasurer in June 2010.
J. Phillip Holloman joined Cintas in 1996. He has held various positions within Cintas, including Vice President Engineering/Construction from 1996 to 2000, Vice President of the Distribution/Production Planning Division from 2000 to 2003, Executive Champion of Six Sigma Initiatives from 2003 to 2005 and Senior Vice President Global Supply Chain Management from 2005 to 2008. He was appointed President and Chief Operating Officer in February 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Cintas' executive officers, directors and persons who own more than ten percent of Cintas' Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2013 all filing requirements were met, except that due to an administrative error, Mr. J. Phillip Holloman filed a past due Form 4 related to an exercise of stock options.

RELATED PERSON TRANSACTIONS
Cintas Corporation has a 25% interest in a corporate airplane with its Chairman Emeritus, Richard T. Farmer, and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2013, Cintas was reimbursed $1,771,128 under this arrangement.
Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a partner of the firm, is an in-law of Richard T. and Scott D. Farmer. Cintas paid the firm fees of $5,131,022 for legal services during the fiscal year ended May 31, 2013. Mr. Coletti does not receive any direct compensation from fees paid by Cintas to the firm.
Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principal and part owner, is an in-law of Richard T. and Scott D. Farmer. Joseph Automotive Group paid Cintas fees of $239,452 for services provided during the fiscal year ended May 31, 2013. Mr. Joseph does not receive any direct compensation from services provided by Cintas to the company.
Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.
While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Securities Exchange Act of 1934, the Board is providing our shareholders with an opportunity to vote to approve, on an advisory basis, named executive officer compensation, which is commonly known as "say-on-pay." We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2014 Annual Meeting of Shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. In 2012, our shareholders approved, on an advisory basis, the compensation of our named executive officers with a "FOR" vote of 92%. Accordingly, we are asking our shareholders to vote "FOR" the following resolution:
"RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved."
As an advisory vote, this proposal is not binding on Cintas. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for named executive officers.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.
APPROVAL OF THE TERM EXTENSION AND THE MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS UNDER THE CINTAS CORPORATION 2005 EQUITY COMPENSATION PLAN
(Item 3 on the Proxy Card)
In 2005, our shareholders approved the Cintas Corporation 2005 Equity Compensation Plan, which we refer to as the “2005 Equity Compensation Plan" or "plan," to enable Cintas and its subsidiaries to compete successfully in retaining and attracting key employees, directors and advisors of outstanding ability, to stimulate the efforts of such persons toward Cintas' objectives and to encourage the alignment of their interests with those of Cintas' shareholders.
In 2009 and then again in 2012, we made some technical amendments to the 2005 Equity Compensation Plan. The amendments did not otherwise change the terms of the 2005 Equity Compensation Plan as approved by our shareholders in 2005, including eligibility of participants under the plan, the performance measures under the plan and the specific limits on equity awards under the plan.
On July 30, 2013, our Board of Directors unanimously approved and adopted Amendment No. 3 to the 2005 Equity Compensation Plan, which we refer to as “Amendment No. 3.” Amendment No. 3 generally revised the plan to enable us to structure certain awards so that they could qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” If our equity awards qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, then we may be able to receive a federal income tax deduction for certain compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer) in excess of $1 million for any year. While we believe it is in the best interests of the Company and our shareholders to have the ability to grant “performance-based compensation” under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

With respect to restricted stock awards and performance awards, in order to satisfy the “performance-based compensation” exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted pursuant to a shareholder approved plan containing (i) the material terms of the performance criteria pursuant to which the performance goals may be established, (ii) the individuals eligible to receive awards under the plan, and (iii) a specified limit on the number of shares a participant may receive within a certain time period or periods. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.
In particular, Amendment No. 3 revised the 2005 Equity Compensation Plan to meet the Section 162(m) requirements relating to performance criteria and specified individual grant limits for performance awards. Amendment No. 3 amends the types of performance measures upon which the Compensation Committee may condition a grant or vesting of a performance award granted pursuant to the 2005 Equity Compensation Plan. When the 2005 Equity Compensation Plan was originally adopted and approved by our shareholders in 2005, the plan provided that the performance goals included, but were not limited to, the following criteria:

•	appreciation in the fair market value of our common stock;

•	the book value or other measure of value of our shares of common stock;

•
the performance of the Company or groups within the Company based on increases in sales, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per share of common stock, cash flow, favorable comparison to established budgets, return on shareholders' equity, return on assets, attainment of strategic and operational initiatives, market share, comparisons with various stock market indices, reduction in costs or a combination of such factors; and

•	personal performance measures or such other similar factors or criteria as the Committee shall determine.
Amendment No. 3 provides for an expanded list of performance goals, which not only provides us with greater flexibility when designing our grants of equity awards under the 2005 Equity Compensation Plan, but also brings conformity to our equity compensation programs because the performance goals as set forth in Amendment No. 3 are identical to the performance measures set forth in our recently adopted Management Incentive Plan. Moreover, Amendment No. 3 eliminates the catch-all category of “such other similar factors or criteria as the Committee shall determine.” The performance measures for the 2005 Equity Compensation plan that were adopted pursuant to Amendment No. 3 are as follows:

•	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, or economic value added);

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

•	Returns (e.g., EPS, profits or cash flow returns on: assets, invested capital, net capital employed, or equity);

•	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, or any combination thereof);

•	Profit Margins (e.g., operating profit or gross profit divided by revenues or value added revenues);

•	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, or EBITDA multiple);

•
Sales, Value Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, value added sales, growth in value added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

•
Strategic Initiative Key Deliverable Metrics (e.g., product development, safety performance, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, human resources, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

In addition to revising the performance measures under the plan, Amendment No. 3 also added individual grant limits to the plan for restricted stock awards and performance awards. No person may receive during any 12-month period restricted stock awards with a fair market value in excess of $5.0 million, and no person may receive during any 12-month period performance awards with a fair market value in excess of $5.0 million.
Last, Amendment No. 3 extended the term of the 2005 Equity Compensation Plan by an additional five years so that it will now terminate on October 18, 2018 unless terminated earlier by the Board.
We are seeking shareholder approval of this term extension, the performance measures and individual grant limits under the 2005 Equity Compensation Plan as amended by Amendment No. 3, and the description of the individuals eligible to receive awards under the plan, to have the flexibility to grant performance-based awards under the 2005 Equity Compensation Plan that would be fully deductible for federal income tax purposes. If our shareholders approve Amendment No. 3 and the material terms for performance-based awards under the 2005 Equity Compensation Plan set forth therein, assuming that all other Section 162(m) requirements are met, the Company should be able to obtain tax deductions with respect to awards issued under the Equity Compensation Plan to its Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2018 annual meeting of shareholders (in other words, for five years). If our shareholders do not approve the proposal, we generally will be able to grant awards under the 2005 Equity Compensation Plan to our Section 162(m) executive officers, but we may be limited in our ability to make certain performance-based awards.
The following is a summary of the terms of the 2005 Equity Compensation Plan, as amended, including by Amendment No. 3, which summary is qualified in its entirety by reference to the complete text of the 2005 Equity Compensation Plan, as amended, which is set forth in Appendix A.
Summary of Terms
Shares Available for Award. Subject to certain adjustments provided in the 2005 Equity Compensation Plan, a total of 14,000,000 shares of Cintas common stock, without par value, are available for award under the plan. In the event of certain corporate transactions or events (as described in the 2005 Equity Compensation Plan), such as a stock dividend or split, the Compensation Committee (or Committee) will appropriately adjust the total number of shares reserved for issuance under the 2005 Equity Compensation Plan and the number and/or price for each outstanding award. In addition, upon the occurrence of certain corporate events or transactions (as described in the 2005 Equity Compensation Plan), such as a merger, consolidation, or reorganization (including a change of control), the Committee may, in its sole discretion, cancel all outstanding stock option or stock appreciation rights awards and pay the holders thereof a cash payment within 60 days of the change of control in an amount equal to the amount by which the price per share or base price in connection with the change of control exceeds the purchase price or reference price, multiplied by the number of shares granted under the applicable award agreement.
Administration of the Plan. The 2005 Equity Compensation Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to:

•	select persons to whom awards may be granted;

•	determine the types and combinations of awards;

•	determine the number of shares of common stock or monetary units that may be subject to each award;

•	determine the terms and conditions of each award; and

•	modify or waive certain restrictions, limitations, terms or conditions of previously granted awards in a manner consistent with the 2005 Equity Compensation Plan.
Eligibility. Any person who performs services for the Company or any subsidiary, including officers and directors of the Company or a subsidiary, who are compensated on a regular basis by the Company or a subsidiary, other than a person who receives retirement benefits, consulting fees or honorariums from the Company, are generally eligible to be designated a participant under the 2005 Equity Compensation Plan. The Committee has the sole and complete authority to determine the participants to whom awards shall be granted under the 2005 Equity Compensation Plan. As of August 26, 2013, approximately 41 executive officers, 850 employees, and 6 independent directors were eligible to participate in the 2005 Equity Compensation Plan. The closing price of our common stock on the NASDAQ on August 26, 2013 was $48.68.
Types of Awards. Under the 2005 Equity Compensation Plan, the Committee may grant awards of stock options (both non-qualified and incentive stock options), stock appreciation rights, restricted stock and unrestricted stock awards, performance awards and other stock unit awards.
Stock Options
 A stock option granted under the 2005 Equity Compensation Plan provides a participant with the right to purchase, within a specified period of time, a stated number of shares at the price specified in an award agreement. Stock options granted under the 2005 Equity Compensation Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2005 Equity Compensation Plan, as may be determined by the Committee and specified in the applicable award agreement. The 2005 Equity Compensation Plan provides that the purchase price of Cintas common stock purchasable under any stock option (incentive stock option or non-qualified stock option) shall be determined by the Compensation Committee, provided that the purchase price of any incentive stock option shall not be less than 100% of the fair market value of Cintas common stock on the date that the option is granted. Payment of the purchase price for option shares must be made in cash unless some other form of consideration is approved by the Compensation Committee at or after grant.
The period of any option shall be determined by the Compensation Committee, but no stock option may be exercised later than ten years after the date of grant. No person may receive options for more than 200,000 shares of common stock in any twelve-month period. Incentive stock options granted to persons owning more than 10% of the voting power of Cintas must be at 110% of fair market value and may not be for a term of more than five years. In addition, the aggregate number of shares under the plan that may be issued with respect to incentive stock options shall not exceed 14,000,000 shares.
Payment in respect of the exercise of a stock option may be made (i) in cash and/or shares of Cintas common stock valued at fair market value at the time the option is exercised or (ii) by such other method as the Committee may authorize.
The plan also provides for grants of non-qualified options to non-employee directors upon their appointment or election as a director of Cintas. Each non-employee director receives an option for 1,000 shares of Cintas common stock or such other number of shares as may be determined by the Board upon their initial election and then on an annual basis after each annual shareholders' meeting. All stock options granted to non-employee directors under the 2005 Equity Compensation Plan have a term of no more than ten years, have an option price equal to the fair market value of Cintas common stock, and become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. In the event the non-employee director ceases service with us by reason of death, disability or retirement, the options will immediately vest in full. If the non-employee director becomes an employee, officer, director or consultant of one of our competitors or the non-employee director's service is terminated for cause, his options will immediately be forfeited.
Stock Appreciation Rights
 A stock appreciation right, or SAR, represents the right to receive, for each unit awarded, cash and/or Cintas common stock equal in value to the excess of the fair market value of one share on the date of exercise of the SAR over the reference price per share established on the date the SAR was granted. The 2005 Equity Compensation Plan provides that the Compensation Committee may grant SARs to any eligible employee, advisor or nonemployee director in accordance with terms and conditions established by the Compensation Committee. A SAR shall have a term of no longer than ten years from its grant date. SARs may be granted in tandem with stock options or separately as a non-tandem SAR. Tandem SARs will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding stock option. If SARs are granted independent of a stock option, the non-tandem SARs will become exercisable, transferable and expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the Committee and reflected in an award agreement.
Restricted and Unrestricted Stock Awards
 An award of restricted stock is a grant of shares at a purchase price determined by the Committee, which may be zero. Restricted stock awards will consist of Cintas common stock that is subject to such conditions, restrictions and limitations as the Compensation Committee determines to be appropriate, which may include conditioning the grant of the award upon the attainment of specified performance goals. With respect to shares of Cintas common stock awarded as restricted stock, the recipient will have all rights of a shareholder of Cintas, including the right to vote and the right to receive cash dividends, during the vesting period. No participant will receive during any 12-month period restricted stock awards with a fair market value in excess of $5 million as of the applicable grant date. The Compensation Committee may also issue unrestricted shares on a bonus basis for no cash consideration.
Performance Awards
The 2005 Equity Compensation Plan provides that the Compensation Committee may, in its discretion, grant Performance Awards to eligible employees and advisors. A Performance Award will consist of the right to receive either Cintas common stock or cash of an equivalent value, or a combination of both, at the end of a specified performance period or a fixed dollar amount payable in cash or Cintas common stock, or a combination of both, at the end of a specified performance period. The Compensation Committee shall determine the persons to whom and the time or times at which Performance Awards shall be granted, the number of shares of common stock or the amount of cash to be awarded to any person, the duration of the period during which, and the conditions under which a participant's Performance Award will vest and any other terms and conditions of the Performance Award. No participant will receive during any 12-month period performance awards with a fair market value in excess of $5 million as of the applicable grant date.
Other Stock Unit Awards
 The 2005 Equity Compensation Plan provides that the Compensation Committee is authorized to grant to eligible employees of Cintas and its affiliates, either alone or in addition to other awards granted under the plan, awards of Cintas common stock or other securities of Cintas or any subsidiary of Cintas and other awards that are valued in whole or in part by reference to, or are otherwise based on, Cintas common stock or other securities of Cintas or any Cintas subsidiary, which we refer to as “Other Stock Unit Awards.” Other Stock Unit Awards may be paid in cash, Cintas common stock, other property or in a combination thereof, as the Compensation Committee shall determine. The Compensation Committee shall determine the employees to whom Other Stock Unit Awards are to be made, the times at which such awards are to be made, the number of shares of Cintas common stock to be granted pursuant to such awards and all other conditions of such awards. Cintas common stock (including securities convertible into Cintas common stock) and other securities granted pursuant to Other Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares of Cintas common stock (including securities convertible into Cintas common stock) and other securities purchased pursuant to purchase rights granted pursuant to Other Stock Unit Awards may be purchased for such consideration as the Compensation Committee shall determine, which price shall not be less than the fair market value of such common stock or other securities on the date of grant, unless the Compensation Committee otherwise elects. Furthermore, unless the Committee determines otherwise, Other Stock Unit Awards shall have a vesting period of not less than one year.

Performance Measures
 The Compensation Committee may condition the grant or vesting of any award upon the attainment of one or more, or a combination, of the following performance criteria:

•	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, or economic value added);

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

•	Returns (e.g., EPS, profits or cash flow returns on: assets, invested capital, net capital employed, or equity);

•	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, or any combination thereof);

•	Profit Margins (e.g., operating profit or gross profit divided by revenues or value added revenues);

•	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, or EBITDA multiple);

•
Sales, Value Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, value added sales, growth in value added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

•
Strategic Initiative Key Deliverable Metrics (e.g., product development, safety performance, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, human resources, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

Performance measures may be described in terms of company-wide objectives or objectives that are related to the performance of an individual participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the participant is employed. The performance measures may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. With respect to Performance Awards that are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Performance-Based Awards”), each performance measure must define in an objective manner the extent to which the performance measure for a plan year has been achieved. The Committee may, with respect to Qualified Performance-Based Awards, provide that any performance measure may include or exclude objectivity determinable adjustments. To the extent such adjustments apply to a performance measure, they must be made in a form and at a time that meets the requirements of Section 162(m) of the Code. Similarly, if the Committee determines that a change in our business, operations, corporate structure or capital structure, the manner in which we conduct our business, or other events or circumstances render the performance measures unsuitable, the Committee may in its discretion modify such performance measures or any related minimum acceptable level of achievement, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
Termination and Acceleration of Awards. Awards terminate immediately if employment is terminated for cause. Except as set forth below, if a participant's employment is terminated for any reason other than cause, the portion of the award that has vested as of the date of termination will terminate on the 60th day after the date of termination and the unvested portion will terminate on the date of termination of employment. Notwithstanding the foregoing, upon death, stock options and restricted stock awards become immediately exercisable or vested in full and can be exercised until their expiration date. Upon disability, any outstanding stock option or restricted stock award shall continue to vest as if the participant had remained employed by the Company and will be exercisable through the expiration date of the award. In the case of a participant's retirement that occurs more than six months after the date of grant, any outstanding restricted stock award shall continue to vest as if the participant had remained employed by the Company or a subsidiary. If a participant's employment or service is involuntarily terminated without cause (as determined by the Compensation Committee in its sole discretion) during the twenty-four month period following a “change in control” of Cintas, all awards will also become exercisable in full. A “change in control” is deemed to have occurred if anyone, other than a fiduciary holding securities under an employee benefit plan of Cintas and other than Richard T. Farmer and James J. Gardner and their respective heirs, lineal descendants, legatees and representatives and the trustee of any bona fide trust in which one or more of the foregoing are the sole beneficiaries or grantors, becomes the beneficial owner, as defined under the Securities Exchange Act of 1934, of 25% or more of the voting power of Cintas or if there is a change in a majority of the Board of Directors effected without the approval of two-thirds of the-then current directors.
Transferability. Each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of by a participant other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, provide that certain awards granted under the 2005 Equity Compensation Plan may be transferred by a participant to a trust.
Amendment and Termination of the 2005 Equity Compensation Plan. The 2005 Equity Compensation Plan may be amended or terminated by the Board of Directors, provided that no such action impairs the rights of a participant without a participant's consent and provided that no amendment to increase the total number of Cintas common stock reserved for issuance under the Plan or the number of shares for which an incentive stock option may be granted shall be made without shareholder approval. In addition, no amendment shall cause the plan or any award granted to a Section 162(m) executive officer to fail to meet the conditions for exclusion of the deduction limitation under Section 162(m) without shareholder approval. Unless terminated earlier, the plan will terminate by its terms on October 18, 2018.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2005 Equity Compensation Plan because the grant and actual settlement of awards under the 2005 Equity Compensation Plan will subject to the discretion of the Compensation Committee.
Federal Income Tax Consequences
The grant of an option or SAR will create no tax consequences for an optionee or Cintas. Upon exercising a non-qualified stock option or SAR, the optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of Cintas common stock on the date of exercise and Cintas will be entitled to a tax deduction for the same amount. There is no regular income tax consequence for the optionee upon an exercise of an incentive stock option, and no deduction is available to Cintas unless the Cintas common stock is sold within two years of the grant of the option or one year from its exercise, in which case the tax treatment will be that accorded to the exercise of a non-qualified option.
With respect to other awards granted under the 2005 Equity Compensation Plan that are settled either in cash or in shares of Cintas common stock, or other property that is either transferable or not subject to substantial risk of forfeiture, the participant will recognize ordinary income equal to the cash or the fair market value of Cintas common stock or other property received and Cintas will be entitled to a tax deduction for the same amount. With respect to awards that are settled in shares of Cintas common stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the Cintas common stock or other property received at the first time the Cintas common stock or other property became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, unless the participant has made an election under Section 83(b) of the Code to be taxed at the time of grant; Cintas will be entitled to a tax deduction for the same amount.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

APPROVAL OF THE CINTAS CORPORATION MANAGEMENT INCENTIVE PLAN
(Item 4 on the Proxy Card)

On July 30, 2013, our Board of Directors unanimously approved and adopted the Cintas Corporation Management Incentive Plan, which we refer to as the “Management Incentive Plan,” and recommended that the Management Incentive Plan be approved by our shareholders at the 2013 annual meeting.
If approved by our shareholders, the Management Incentive Plan will be our annual incentive plan for executive officers for the fiscal year that began on June 1, 2013 and subsequent fiscal years. We propose to adopt the Management Incentive Plan to permit us to grant annual incentive awards that may meet the requirements of Section 162(m) of the Code. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to its chief executive officer and its other three most highly compensated executive officers (other than its chief financial officer) (collectively referred to as “covered employees”) in excess of $1 million for any year unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the compensation be paid pursuant to a plan whose material terms have been approved by the company's shareholders every five years. The material terms of the plan being submitted for approval include (i) the employees eligible to receive awards under the Management Incentive Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the Management Incentive Plan below. If the Management Incentive Plan is not approved by our shareholders, no awards will be made under the Management Incentive Plan.
While we believe it is in the best interests of the Company and our shareholders to have the ability to grant “performance-based compensation” under Section 162(m) of the Code, in certain circumstances, we may decide to grant compensation to our covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” under Section 162(m), we cannot guarantee that such compensation ultimately will be deductible by us.
The following is a summary of the terms of the Management Incentive Plan, which is qualified in its entirety by reference to the complete text of the Management Incentive Plan, which is set forth in Appendix B.
Summary of Terms
Objectives. The purpose of the Management Incentive Plan is to attract, retain and motivate employees by providing incentives to key employees dependent upon our financial success and to make our compensation program competitive with those of other major employers. Management and the Board believe the Management Incentive Plan should promote the achievement of pre-established objectives that support our profitability and long-term growth by focusing its participants on those objectives.
Administration. The Management Incentive Plan will be administered by the Compensation Committee or any other committee appointed by the Board to administer the Management Incentive Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)), which we refer to in this proposal as the “Plan Committee.” In administering the Management Incentive Plan, the Plan Committee will have full power and authority to construe, interpret and administer the Management Incentive Plan and will have the exclusive right to establish and administer awards that are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code (which awards are referred to in the Management Incentive Plan and in this proposal as “Qualified Performance-Based Awards”), including the exclusive right to establish Performance Objectives (as defined below) and the amount of incentive awards payable upon achievement of such Performance Objectives.

With respect to awards that are not intended to qualify as Qualified Performance-Based Awards, the Plan Committee may delegate to one or more appropriate officers or persons part or all of its authority to establish and administer such awards, including the right to establish Performance Objectives and related incentive amounts.
Participants and Eligible Executives.  Participation in the Management Incentive Plan will be limited to “Participants,” defined in the Management Incentive Plan as officers and other key employees of Cintas and its subsidiaries who are selected by the Plan Committee (or its designee) for a particular year. Currently, 2,650 employees, including the named executive officers, would be eligible to participate in the Management Incentive Plan.
Performance Objectives. A Participant's right to receive an incentive under the Management Incentive Plan depends on achievement of certain specified performance goals, referred to in the Management Incentive Plan and this proposal as “Performance Objectives.” Performance Objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the Participant is employed. The Performance Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. The Performance Objectives applicable to any Qualified Performance-Based Awards must be based on one or more, or a combination, of the following criteria:

•	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, or economic value added);

•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

•	Returns (e.g., EPS, profits or cash flow returns on: assets, invested capital, net capital employed, or equity);

•	Working Capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables, or any combination thereof);

•	Profit Margins (e.g., operating profit or gross profit divided by revenues or value added revenues);

•	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, or EBITDA multiple);

•
Sales, Value Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, value added sales, growth in value added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and

•
Strategic Initiative Key Deliverable Metrics (e.g., product development, safety performance, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, human resources, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

With respect to Qualified Performance-Based Awards, each Performance Objective must define in an objective manner the extent to which the Performance Objective for a plan year has been achieved. The Plan Committee may, with respect to Qualified Performance-Based Awards, provide that any Performance Objective may include or exclude objectivity determinable adjustments. To the extent such adjustments apply to a Performance Objective, they must be made in a form and at a time that meets the requirements of Section 162(m) of the Code. Similarly, if the Plan Committee determines that a change in our business, operations, corporate structure or capital structure, the manner in which we conduct our business, or other events or circumstances render the Performance Objectives unsuitable, the Plan Committee may in its discretion modify such Performance Objectives or any related minimum acceptable level of achievement, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
Awards.  Not later than the 90th day of each plan year, the Plan Committee must establish the Performance Objectives for any Qualified Performance-Based Award and the total amount of incentive award payable based upon the relative level of attainment of the specified Performance Objective(s). The Plan Committee may not modify any terms of such awards established, except to the extent that after such modification the incentive award would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m). The Plan Committee retains the discretion to reduce the amount of any incentive award that would be otherwise payable to a Participant (including a reduction in such amount to zero). In no event will the incentive award paid to a Participant under the Management Incentive Plan for any plan year exceed $5.0 million.
Committee Certification and Payment. After the end of each plan year, the Plan Committee will determine whether and to what extent the Performance Objectives relating to a Qualified Performance-Based Award for the plan year were satisfied, and the amount available for each Participant's award pursuant to the payout schedule previously established and shall certify such determinations in writing. Unless deferred pursuant to a plan established by Cintas, awards will be paid in a lump sum in cash on or before [August] 15 of the year following the end of the plan year to which the payment applies. Applicable withholding taxes will be withheld from award payments by us.
Amendment and Termination. The Plan Committee may from time to time alter, amend, suspend or terminate the Management Incentive Plan in whole or in part, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m) and subject to approval by the Board, if required. Notwithstanding the Plan Committee's authority to amend the Management Incentive Plan, no amendment or termination may adversely affect the rights of a Participant with respect to an unpaid award for a completed plan year without the Participant's consent, unless such amendment is necessary to comply with Section 409A of the Code with respect to such unpaid award.
Effective Date and Term. Subject to its approval by the shareholders, the Management Incentive Plan will be in effect beginning on June 1, 2013.
New Plan Benefits
It is not possible to determine the specific amounts of awards that may be awarded in the future under the Management Incentive Plan because the grant and actual settlement of awards under the Management Incentive Plan will be subject to the discretion of the Plan Committee.
Federal Income Tax Consequences
Under present federal income tax law, a Participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Management Incentive Plan. Generally, and subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by a Participant.
 YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item 5 on the Proxy Card)
Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas' independent registered public accounting firm for fiscal 2014. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2014, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSALS FOR NEXT YEAR
Shareholders who desire to have proposals included in the Notice for the 2014 Shareholders' Meeting must submit their proposals in writing to Cintas at its offices on or before May 12, 2014, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time, in Rule 14a-8 under the Securities Exchange Act of 1934 and in the NASDAQ rules.
The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2014 Shareholders' Meeting, it must be received prior to July 26, 2014.
Cintas' Bylaws require that items of new business and nominees for director be presented at least 90 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through a report on Form 8-K, 10-Q or 10-K.
SHAREHOLDERS SHARING THE SAME ADDRESS
To the extent we deliver paper copies of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (513) 459-1200 or by mail to Cintas Corporation, 6800 Cintas Boulevard, P. O. Box 625737, Cincinnati, Ohio 45262-5737.
OTHER MATTERS
Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.
QUESTIONS?
If you have questions or need more information about the annual meeting, write to:
Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737
or call (513) 459-1200.
For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas' Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS
THE SERVICE PROFESSIONALS®

CINTAS CORPORATION
6800 CINTAS BOULEVARD
P.O. BOX 625737
CINCINNATI, OH 45262-5737
ATTN: JUDY GIRTY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62391-P42606 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

CINTAS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	For	Against	Abstain
1a. Gerald S. Adolph	☐	☐	☐
1b. John F. Barrett	☐	☐	☐
1c. Melanie W. Barstad	☐	☐	☐
1d. Richard T. Farmer	☐	☐	☐
1e. Scott D. Farmer	☐	☐	☐
1f. James J. Johnson	☐	☐	☐
1g. Robert J. Kohlhepp	☐	☐	☐
1h. Joseph Scaminace	☐	☐	☐
1i. Ronald W. Tysoe	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:			
2. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			
3. To approve the term extension and the material terms for performance-based awards under the Cintas Corporation 2005 Equity Compensation Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			
4. To approve the Cintas Corporation Management Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			
5. To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Meeting to Be Held on October 22, 2013:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M62392-P42606

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT J. KOHLHEPP, SCOTT D. FARMER and WILLIAM C. GALE, and each or any of them, with full power of substitution, as proxies to vote at the Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held at Cintas Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio, on Tuesday, October 22, 2013, at 10:00 A.M. (Eastern Daylight Time), and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement of adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side